Exhibit 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREMENT is entered into effective as of May 1, 2014 (this “Amendment”), by and between The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), and Charles Bresler (“Executive”).

R E C I T A L S:

WHEREAS, the Company and Executive entered into an Employment Agreement dated April 1, 2013 (the “Original Agreement”); and,

WHEREAS, the Company and Executive desire to amend the Original Agreement,

1.              NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree to amend the Original Agreement as follows:  Section 3 is deleted and replaced with the following paragraph:

“Duties:  Effective May 1, 2014, Executive shall remain employed as an Executive Vice President of the Company, but shall reduce his work hours and become a part-time employee. He may work up to 10 hours per month at $200 per hour. Executive shall perform services in a manner consistent with Executive’s position as Executive Vice President as may be asked of him by the Company’s Chief Executive Officer .  If Executive works more than 10 hours per month, then he shall receive $750.00 per hour for all hours worked over 10 hours per month, and Executive’s hours are subject to approval from the Company’s Chief Executive Officer. Employee will not accept employment as an employee with any another business without approval from the Company’s Chief Executive Officer and cannot compete as described in Section 9 of this Employment Agreement.  Effective May 1, 2016, Executive’s hourly rate shall be increased to $750 per hour for all hours worked for the remainder of the term of this Agreement, and Executive’s hours are subject to approval  from the Company’s Chief Executive Officer. The Board may, in its sole discretion, adjust upward the hourly rate from time to time, but in no event can the Executive’s hourly rate be adjusted downward during the term of this Agreement.  “

2.              Section 4 (a) is deleted and replaced with the following paragraph: “Additional Payments. In addition to any compensation to be received pursuant to Section 3, in recognition of his past service and not contingent on any future performance of work, Executive shall receive eight quarterly payments of $244,000 each beginning on Friday, May 9, 2014 and continuing on the first Friday of each successive fiscal quarter (“Additional Payment(s)”). The total amount of the Additional Payments is $1,952,000. The parties shall comply with all applicable tax withholding requirements in connection with all compensation payable to Executive.  The parties expressly acknowledge and agree that Executive shall be entitled to receive the Additional Payment(s) in the manner set forth in this Agreement irrespective of any termination of this Agreement, termination of Executive’s employment for any reason (other than for Cause)  or upon a Change in Control of the Company (as defined in the Change in Control Agreement.) “

3.              Section 4(b) is deleted and replaced with the following paragraph:

“Benefits. Executive shall be entitled to all other benefit plans and benefits that the Company offers from time to time to its part-time senior management executives in the same manner and at least the same benefit level as other part-time senior management executives; provided however that with respect to the Company’s 401(k) retirement savings plan, the Executive shall be eligible to participate in the Company’s 401(k) retirement savings plan after 90 days of employment with the Company. Effective May 1, 2014, when Executive becomes a part-time employee, he will no longer be eligible for medical insurance.  However, the Company will pay the costs of Executive’s current health insurance premiums through COBRA for two (2) months.  Executive understands and agrees that he must elect continuation of health insurance benefits upon receipt of his COBRA notification by submitting the COBRA election form to the third party administrator (“TPA”) by the specified deadline, and the Company will pay for his COBRA medical coverage directly to the TPA for the 2-month period.”

4.              Section 4 (c) is deleted.

5.              Section 6 (c) is deleted and replaced with the following paragraph:

“[Intentionally omitted.]”.

6.              Section 6(d) is deleted and replaced with the following paragraph:

“(d) Termination With Cause. The Company may terminate this Agreement at any time if such termination is for Cause (defined below) by delivering to Executive written notice describing the cause of termination. “Cause” shall be limited to the occurrence of the following events: (i) conviction of or a plea of nolo contendere to the charge of a felony related to violence or dishonesty (which, through lapse of time or otherwise, is not subject to appeal); (ii) committed fraud, embezzlement, or theft or any other act of dishonesty; or (iii) material breach or default of his obligations or agreements under this Employment Agreement or any other agreement with the Company containing restrictive covenants or willful failure to follow in any material respect the lawful directions or policies of the Board of Directors.”

7.              Section 6(e) is deleted and replaced with the following paragraph:

“(e)     Termination for Good Reason. Executive may terminate his employment hereunder at any time for Good Reason (defined below) by giving written notice to the Company stating the basis for such termination, effective immediately upon giving such notice; provided, however, that no termination shall be for Good Reason until Executive has provided the Company with written notice of the conduct alleged to have caused Good Reason and at least thirty (30) days have elapsed after the Company’s receipt of such written notice from Executive, during which the Company has failed to cure any such alleged conduct. “Good Reason” shall mean any of the following: (i) a material change in Executive’s status, title, position, usual hours or responsibilities or requirement that Executive work more hours than he chooses to work; (ii) a reduction in Executive’s Additional Payments described in Section 4(a); (iii) any material breach by the Company of this Agreement; (iv) any purported termination of Executive’s employment for Cause which does not comply with the terms of this Agreement; (v) a change in control (as defined in the Change in Control Agreement) or (vi) a mandatory relocation of Executive’s employment with the Company more than twenty-five (25) miles from the office of the Company where Executive is principally employed and stationed as of the date hereof, except for travel reasonably required in the performance of Executive’s duties and responsibilities.”

8.              Section 7 is deleted and replaced with the following paragraphs:

“(a) Termination Due to Executive’s Death.  If Executive’s employment hereunder is terminated because of death, then the Company shall pay to Executive’s estate:

i.                  A lump sum payment in cash equal to Executive’s Additional Payments that are remaining under this Employment Agreement and such payment shall be paid within 30 days after the date of Executive’s death.

ii.               Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.

(b) Termination Due to Executive’s Permanent Disability. If Executive’s employment hereunder is terminated because Executive becomes Permanently Disabled, then the Company shall pay to Executive:

i.                  A lump sum payment in cash equal to Executive’s Additional Payments that are remaining under this Employment Agreement and such payment shall be paid within 30 days after the date of Executive’s death.

ii.               Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.

(c) Termination by Company Without Cause or by Executive for Good Reason. If Executive’s employment hereunder is terminated by Company without Cause pursuant to Section 6 (c) hereof, or by Executive for Good Reason pursuant to Section 6(e) hereof, then the Company shall pay to Executive:

i.                  A lump sum payment in cash equal to Executive’s Additional Payments that are remaining under this Employment Agreement and such payment shall be paid within 30 days after the date of Executive’s death.

ii.               Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.

(d) Termination With Cause.  If Executive’s employment hereunder is terminated by the Company with Cause pursuant to Section 6(d) hereof, then except for the compensation and any Additional Payment owed before the date of termination, Executive shall not be entitled to severance or any other compensation or remaining Additional Payments that may occur in the future.

(e) Release. As a condition to the receipt of any amounts or benefits after termination of employment for whatever reason, Executive, or his personal representative, shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other things, a general release of claims against the Company and its affiliates except for rights and claims hereunder and pursuant to the terms of any Executive benefit plans, equity grants or other similar plans or agreements or pursuant to the Change-in-Control Agreement and, as an additional condition to the receipt of such amounts or benefits, Executive shall refuse to exercise any right to revoke such release agreement during any applicable rescission period. Executive, or his personal representative, shall deliver the executed release on or before the date that is 30 days after the date of Executive’s Separation from Service or Executive shall forfeit all rights to the payments set forth in Section 7 (other than Section 7(a)).

(f) Board and Office Resignations. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and its subsidiaries and as a director on each board of directors or other managing body of the Company and its subsidiaries, and from any committees thereof.”

9.              Section 11 shall be amended to correct Executive’s home address: 10540 NE Morning Lane, Bainbridge Island, Washington 98110

10.       Section 21 shall be deleted and replaced with the following paragraph:

“Executive acknowledges that all Proprietary Information that Executive obtains during his employment is the property of the Company and shall be returned to the Company immediately upon the termination of his employment. Executive will be allowed to retain his laptop and mobile device, as long as they are wiped of all Company Proprietary Information.”

11.       This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns.

12.       This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument.  Original signatures hereto may be delivered by facsimile which will be deemed originals.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed effective as of the date first written above.

THE MEN’S WEARHOUSE, INC.

By:	/s/ DOUGLAS S. EWERT

Name:	Douglas S. Ewert

Title:	President & Chief Executive Officer

Date:	5/9/14

/s/ CHARLES BRESLER
Charles Bresler

Date:	5/9/14